MONTEREY HOMES CORPORATION

                              ARTICLES OF AMENDMENT

         Monterey Homes Corporation, a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation, is amended by striking out Article FIRST of the Articles of Incorporation and inserting in lieu thereof the following:

         The   name   of  the   Corporation   is   Meritage   Corporation   (the
"Corporation").


         SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner and by the vote required by law.

         The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this statement is made under the penalties of perjury.

         IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President, and attested by its Secretary, on the 16th day of September, 1998.


                                              MONTEREY HOMES CORPORATION


ATTEST:
                                               By:
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Secretary                                         Managing Director